UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 25, 2005

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)                                  On July 25, 2005, the Board of Directors of Westaff, Inc. (the “Company”) announced that Stephen J. Russo, Westaff Western Zone Manager, has been named as the Company’s Senior Vice President Field Operations and accordingly, will be the Company’s principal operating officer.  Prior thereto, Mr. Russo, 49, was Western Zone Manager of the Company since July 1, 2004.  Prior to that, Mr. Russo was a Partner at ECP Group in Walnut Creek, California, an organizational and individual development consulting partnership.  In this capacity, Mr. Russo assisted companies and executives by providing coaching, mentoring and organization development from October 2001 to June 2004.  Prior to ECP Group, Mr. Russo was Senior Vice President, Chief Administrative Officer and Chief Operating Officer at Gary D. Nelson Associates, a professional staffing company in Sonoma, California, from August 1998 to June 2001.

As compensation for Mr. Russo’s new responsibilities, the Company will pay him $220,000 per year, effective as of July 25, 2005.  Mr. Russo was previously granted stock options to purchase 25,000 shares at an exercise price of $2.78 per share, the closing price of a share of Common Stock as of the date of signing his Employment Agreement in July 2004.  Under Mr. Russo’s Employment Agreement, dated July 1, 2004, he is an “at will” employee.  His employment agreement includes a clause whereby he is eligible for transition compensation equivalent to twenty-six (26) weeks of his then current pay in the event of a “Change in Control,” as defined in the Westaff, Inc. 1996 Stock Option/Stock Issuance Plan, and the elimination of his job within one (1) year following a “Change in Control.”

Item 7.01               Regulation FD Disclosure.

On July 25, 2005, the Company issued a press release announcing a series of restructuring, growth and performance enhancement measures designed to streamline the Company’s operations and organizational structure, improve profitability and support expansion.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description of Document

99.1

Company Press Release dated July 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

By:	/s/ Patricia M. Newman
Patricia M. Newman
President and Chief Executive Officer

Date:  July 26, 2005